UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006 (May 19, 2006)

RUSSELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5822	63-0180720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-8000

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective May 19, 2006, Russell Corporation (the “Company”) and Julio A. Barea, the Company’s Senior Vice President / President and Chief Executive Officer, Activewear, entered into a Separation and Release Agreement (the “Agreement”), pursuant to which his employment with the Company will terminate on May 31, 2006, and he will be entitled to certain payments and other benefits in connection with his separation. Under the Agreement, Mr. Barea will be paid a prorated portion of the bonus for which he is eligible for 2006, at the actual rate the bonus is earned based on standards of performance set for the Company’s Activewear group (or, in the event of a change in control of the Company, at 50% of his base salary, based on a target level of performance). He will be paid severance in the gross amount of $210,000, and if he elects health insurance continuation coverage, until December 31, 2006 he will be charged premiums at active employee rates. Mr. Barea also will be considered to have reached minimum retirement age under the Company’s retirement plans.

15,000 shares of time lapse restricted stock granted to Mr. Barea in 2003 will become fully vested and will be paid to him on December 31, 2006. In addition, Mr. Barea received a grant of performance shares, the vesting of which depends on the degree to which performance goals are achieved during the period January 1 through December 31, 2006. Pursuant to this performance share grant, Mr. Barea is entitled to receive a number of shares ranging from 3,333 shares if threshold goals are achieved to 10,000 shares at target performance, up to a maximum of 20,000 shares. Both the time lapse restricted stock and the target number of performance shares will automatically vest upon a change in control of the Company.

All payments and benefits to Mr. Barea under the Agreement are subject to Mr. Barea’s reasonable compliance with covenants contained in the Agreement, including noncompetition and nondisclosure covenants. The Agreement supersedes and replaces all other agreements relating to compensation, payments and benefits due to Mr. Barea from the Company or the termination of his employment, including his October 24, 2003 Employment and October 30, 2003 Change-of-Control Agreements with the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSSELL CORPORATION

May 23, 2006	By:	/s/ Floyd G. Hoffman
Floyd G. Hoffman
Senior Vice President, Corporate Development, General Counsel and Secretary